UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☐           Definitive Additional Materials

☒           Soliciting Material Under Rule 14a-12

DWS GLOBAL COMMODITIES STOCK FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
SCOTT FRANZBLAU
ROBERT FERGUSON
WILLIAM J. ROBERTS
GARY G. SCHLARBAUM
ROBERT A. WOOD

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of four nominees as directors at the 2008 annual meeting of stockholders (the “Annual Meeting”) of DWS Global Commodities Stock Fund, Inc. (the “Fund”).  Western Investment has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On June 6, 2008, Western Investment delivered a letter to the Board of Directors of the Fund.  On June 8, 2008, Western Investment posted the letter on www.valueforum.com.  A copy of the full text of the posting together with the letter is provided below.  Western Investment may in the future make such information available to stockholders at www.fixmyfund.com.

Hello,

This is my first post on VF, I hope to make more if people are interested. Most of my trading is in closed-end funds. I started twenty years ago by just buying CEFs that were at discounts and hoping that the discount would narrow, but have since become an activist. I got into activism largely in frustration with CEF Boards that talk amount maximizing value for shareholders but are really about maximizing fees for management. Today's post is on GCS, DWS Global Commodities Stock Fund. I delivered the letter below to the Board and posted it in a 13D on EDGAR late Friday afternoon.

Disclosure: I control a large position in GCS (over 9%) and obviously have a very vested interest in seeing the discount narrow.

Discount narrowing usually happens went the Board takes some action, such as a buyback, dividend increase, tender, conversion to an ETF, open-ending or liquidation. It is more likely that the Board will do this quickly and more aggressively if they feel that a majority of voting shareholders support my agenda. That's where you come in. Once I disclose a position there is almost always a pop in the price but some discount remains. If the underlying holdings of the fund are attractive to you, then out performance might be obtained by buying the CEF and hoping that shareholder pressure is effective in narrowing the discount. Clearly, the more shares that are held by people who support my agenda, the more pressure there will be on the Board to take action. Hence, there is value to me in publicizing my views.

One important point: I have never taken greenmail or supported any outcome which is not available to all shareholders. I am not interested in tricking other investors into buying shares so I can exit my position. My positions are typically so large that the best strategy for me is to get the Board to take some corporate action that will narrow or eliminate the discount for all shareholders. So other shareholders will benefit along with me. If the Board acts in an ethical manner, I will work with them to preserve as much of the asset base as possible. If they do not act promptly to increase shareholder value, I have no problem in proposing that a new investment manager be hired.

GCS is a fund that invests in commodities, an obviously volatile area so a buyer would want to either like this area or be willing to short other securities as a hedge. GCS has held five semi-annual 5% tenders over the past three years. In each case a majority of shareholders tender their shares. The last four tenders have averaged 60%. GCS has typically traded at a double digit discount. Clearly, shareholders have spoken and they are not happy with the current situation. A last 5% tender is scheduled for July 14th. I am making the argument to the Board that they should consider the response to the July tender a referendum on the future of GCS. If more than 50% of shares are tendered, I believe the Board should convert GCS to an ETF or ETN. I have nominated 4 directors who are prepared to run at the next annual meeting which should be held this October. GCS has a staggered Board so it would take more that one year to get a majority of seats on the Board but a victory in the first year generally sends a pretty strong message.

GCS closed Friday at approximately a 13.5% discount.

Please feel free to ask me any questions. The complete 13D filing is enclosed as an attachment.

WESTERN INVESTMENT LLC
7050 S. Union Park Center, Suite 590
Midvale, Utah 84047

June 6, 2008

BY FAX AND FEDERAL EXPRESS

Board of Directors
DWS Global Commodities Stock Fund, Inc.
345 Park Avenue
New York, New York 10154

Members of the Board:

Western Investment LLC (“Western Investment”), together with its affiliates, is a significant stockholder of DWS Global Commodities Stock Fund, Inc. (“GCS”), owning an aggregate of approximately 1.9 million shares of common stock (over 9%) of GCS.  As significant stockholders of GCS, we are concerned that the Board of Directors is not adequately addressing GCS’s continued, excessive discount to its Net Asset Value (“NAV”) and is ignoring its responsibility to maximize stockholder value.  It is for this reason that we felt it necessary to submit nominations on behalf of our four highly qualified director nominees for election at GCS’s 2008 annual meeting of stockholders.

As the sixth and final of GCS’s required semi-annual tender offers approaches, we ask the members of the Board to consider whether sufficient action has been taken to address GCS’s continued and excessive discount to NAV.  GCS has been required to initiate a tender offer in each of the previous five semi-annual periods due to its excessive discount to NAV.  Significantly, each of these 5% tender offers has been vastly oversubscribed, with the last four having approximately 60% of GCS’s outstanding shares being tendered.  Furthermore, the 5% tender offers have had little effect on GCS’s discount to NAV.  In fact, GCS was trading at a discount to NAV in excess of 15% as recently as May 15, 2008.  We note that GCS has frequently been in the bottom 1% of all closed-end funds in terms of discount to NAV.

We believe the Board’s initial attempt to address GCS’s persistent discount to NAV was a step in the right direction.  However, in light of the failure of the semi-annual 5% tender offers to reduce GCS’s NAV discount, the Board’s failure to take decisive action would be disheartening.  We were particularly disappointed to read in GCS’s recent press release that “there can be no assurance, however, that the Board will authorize any additional tenders, share repurchases or any other action.”  In the face of such clear and overwhelming stockholder demand for cash at close to NAV in lieu of GCS’s shares, we feel there is a compelling need for significant further action.

We believe the Board should acknowledge this sixth tender offer for what it is – a referendum on GCS’s status.  We have read your press release of May 27, 2008 and call upon the Board to treat the results of the scheduled upcoming tender offer as a referendum on the future of GCS.  The tender by holders of 50% or more of GCS’s outstanding shares should send a clear message to the Board of shareholder dissatisfaction with the status quo, and the call for the Board to take decisive action.  It seems reasonable to us, and in fact likely, that a slate of nominees offering shareholders the option of receiving full value for their shares would receive a similar majority.

The Board has a duty to stockholders to seriously consider all options to address GCS’s discount to NAV, including, among other things, converting to an exchange-traded fund (“ETF”) or exchange-traded note (“ETN”), or as a last resort, open-ending or liquidating GCS.  The fact that an excessive discount has persisted for years despite strong NAV performance and repeated tenders strongly implies that the illiquid closed-end fund structure is not the correct structure for an investment in the highly volatile commodity sector.  As you know, ETFs and ETNs offer a variety of benefits to investors, including a high level of liquidity and transparency of holdings.    Furthermore ETNs and ETFs have had strong market acceptance in the commodity sector.  Consider for example, the dramatic growth of this asset class in the market, with funds such as the Gold ETF (NYSE:GLD) having a market cap in excess of $17 billion and daily trading volume near 12 million shares.  Additionally, Deutsche Bank has the benefit of being a leader in the area of commodity ETNs.  We believe that a conversion of GCS to an ETN would be well received by stockholders and would, among other things, solidify this leadership position, enhance liquidity for GCS’s stockholders and likely as well for the entire ETN complex.  If the current Board is unwilling to consider making the modifications necessary for such a conversion, stockholders should be given a chance to elect directors who will.

We hope that the Board is considering the issues we have raised, as well as affirmative actions that will respond to the clear majority of stockholder’s desire to obtain full and fair value for their shares.  Western Investment would like to work together with the Board towards a smooth transition to an ETN, and respectfully request that we be given the opportunity to discuss these matters further directly with the Board.  We look forward to your response.

Very truly yours,

WESTERN INVESTMENT LLC

By:	/s/ Arthur D. Lipson
Name:	Arthur D. Lipson
Title:	Managing Member

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Western Investment LLC (“Western Investment”), together with the other Participants (as defined below) named herein, intend to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of its slate of nominees at the 2008 annual meeting of shareholders of DWS Global Commodities Stock Fund, Inc., a Maryland corporation (the “Fund”).

WESTERN INVESTMENT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF DEFINITIVE PROXY MATERIALS, WITHOUT CHARGE, UPON REQUEST.

The participants in the solicitation are anticipated to be Western Investment, a Delaware limited liability company, Western Investment Hedged Partners L.P., a Delaware limited partnership (“WIHP”), Western Investment Activism Partners LLC, a Delaware limited liability company (“WIAP”), Western Investment Total Return Partners L.P., a Delaware limited partnership (“WITRP”), Arthur D. Lipson (“Mr. Lipson,” and together with Western Investment, WIHP, WIAP and WITRP, the “Western Entities”), Benchmark Plus Institutional Partners, L.L.C., a Delaware limited liability company (“BPIP”), Benchmark Plus Management, L.L.C., a Delaware limited liability company (“BPM”), Scott Franzblau (“Mr. Franzblau”), Robert Ferguson (“Mr. Ferguson,” and together with BPIP, BPM and Mr. Franzblau, the “Benchmark Entities”), William J. Roberts (“Mr. Roberts”), Gary G. Schlarbaum (“Mr. Schlarbaum”) and Robert A. Wood (“Professor Wood,” and collectively with the Western Entities, the Benchmark Entities, Mr. Roberts and Mr. Schlarbaum, the “Participants”).

As of the close of business on June 5, 2008, WIHP, WIAP and WITRP beneficially owned 432,764, 607,267 and 629,879 Shares, respectively.  As the managing member of WIAP and the general partner of each of WIHP and WITRP, Western Investment may be deemed to beneficially own the 1,669,910 Shares owned in the aggregate by WIHP, WIAP and WITRP, in addition to the 1,237.24 Shares it holds directly.  As the managing member of Western Investment, Mr. Lipson may be deemed to beneficially own the 1,671,147.24 Shares beneficially owned by Western Investment.  As members of a group for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, the Western Entities may be deemed to beneficially own the 253,800 Shares owned by the other Participants.  The Western Entities disclaim beneficial ownership of such Shares.

As of the close of business on June 5, 2008, BPIP beneficially owned 253,800 Shares.  As the managing member of BPIP, BPM may be deemed to beneficially own the 253,800 Shares owned by BPIP.  As managing members of BPM, Messrs. Franzblau and Ferguson may be deemed to beneficially own the 253,800 Shares beneficially owned by BPM.  As members of a group for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, the Benchmark Entities may be deemed to beneficially own the 1,671,147.24 Shares owned by the other Participants.  The Benchmark Entities disclaim beneficial ownership of such Shares.

Mr. Roberts does not directly own any Shares.  As a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Mr. Roberts may be deemed to beneficially own the 1,924,947.24 Shares beneficially owned in the aggregate by the other Participants.  Mr. Roberts disclaims beneficial ownership of such Shares.

Mr. Schlarbaum does not directly own any Shares.  As a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Mr. Schlarbaum may be deemed to beneficially own the 1,924,947.24 Shares beneficially owned in the aggregate by the other Participants.  Mr. Schlarbaum disclaims beneficial ownership of such Shares.

Professor Wood does not directly own any Shares.  As a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Professor Wood may be deemed to beneficially own the 1,924,947.24 Shares beneficially owned in the aggregate by the other Participants.  Professor Wood disclaims beneficial ownership of such Shares.